EXHIBIT 99.1

News

MGE Energy Reports Third-Quarter Earnings

Madison, Wis., Nov. 4, 2010—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Sept. 30, 2010, of $19.9 million or 86 cents per share, compared to $12.7 million or 55 cents per share for the same period in the prior year.

During the third quarter of 2010, the company experienced an increase in electric retail sales volumes due to much warmer weather than the same period in 2009. The weather in the third quarter of 2010 was the warmest in recent history, with cooling degree days (a measure for determining the impact of weather during the summer months) 44% higher than normal. In contrast, July 2009 was the coolest July on record in Madison. By comparison, cooling degree days in the third quarter of 2010 were nearly three times higher than the same period in 2009. The Elm Road Unit 1 entered commercial operation in February 2010 which also improved third-quarter 2010 earnings compared to 2009.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 138,000 customers in Dane County, Wis., and purchases and distributes natural gas to 142,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy Inc.

(In thousands, except per-share amounts)

(Unaudited)

	2010	2009
Three Months Ended September 30
Operating revenue	$127,938	$109,297
Operating income	$34,352	$21,109
Net income	$19,909	$12,722
Earnings per share (basic and diluted)	$0.86	$0.55
Weighted average shares outstanding (basic and diluted)	23,114	23,114

Nine Months Ended September 30
Operating revenue	$396,663	$397,997
Operating income	$76,249	$62,119
Net income	$45,721	$37,567
Earnings per share (basic and diluted)	$1.98	$1.63
Weighted average shares outstanding (basic and diluted)	23,114	23,055

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907

skraus@mge.com